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                                                                    EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT

The Board of Directors
Quebecor World Inc:

          We consent to incorporation by reference in the Registration Statement on Form S-8 of Quebecor World Inc. (formerly Quebecor Printing Inc.) of our report dated January 28, 2000, relating to the consolidated balance sheets of Quebecor World Inc. and its subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which is included in the Form 40-F of Quebecor World Inc. for the fiscal year ended December 31, 1999.

/s/ KPMG LLP

Chartered Accountants

Montreal, Canada
December 28, 2000